Exhibit 24.1

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints Tracy D. Pagliara, President and Chief Executive Officer, and Charles E. Wheelock, Senior Vice President, Chief Administrative Officer, General Counsel and Secretary, and each of them singly, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to Registration Statement on Form S-8, relating to shares issuable under the Williams Industrial Services Group Inc. 2015 Equity Incentive Plan, as amended and restated, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney has been signed in the respective capacities and on the respective dates indicated below.

Signature	Title	Date

/s/ Tracy D. Pagliara Tracy D. Pagliara	Chief Executive Officer, President and Director (Principal Executive Officer)	June 9, 2020

/s/ Randall R. Lay	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 9, 2020
Randall R. Lay

/s/ Charles Macaluso Charles Macaluso	Chairman of the Board of Directors	June 9, 2020

Director
David A. B. Brown

/s/ Steven D. Davis Steven D. Davis	Director	June 9, 2020

/s/ Robert B. Mills	Director	June 8, 2020
Robert B. Mills

Nelson Obus	Director